Exhibit 99.1
[ONEOK Logo]	News

February 16, 2006	Analyst Contact: Dan Harrison
918-588-7950 Media Contact: Megan Whalen 918-588-7572

ONEOK Announces Settlement

Of Equity Units with Common Stock

TULSA, Okla. -- Feb. 16, 2006 -- ONEOK, Inc. (NYSE:OKE) announced that its 16.1 million equity units (NYSE: OKE Pr A) will be settled today. The settlement will consist of the holders of the equity units purchasing and ONEOK issuing approximately 19.5 million shares of ONEOK common stock. As a result, the equity units were suspended from trading before the opening of business today.

Upon the settlement, the company will receive approximately $402 million in cash, which will be used to reduce short-term debt. Total outstanding shares will be 117.2 million.

The equity units were issued in January 2003 and consisted of approximately $402 million 4.0 percent senior notes due 2008 and an equity purchase contract, bearing a 4.5 percent quarterly contract adjustment payment, obligating holders to purchase ONEOK common stock on Feb. 16, 2006.

Holders of the equity units will receive 1.2119 shares of ONEOK common stock for each equity unit they own; the last quarterly contract adjustment payment of 4.5 percent; and the last quarterly coupon payment of 4.0 percent on the original notes.

As required, ONEOK successfully remarketed the senior notes in November 2005, resulting in approximately $402 million 5.51 percent senior notes due Feb. 16, 2008. The equity unit holders' purchase obligation will be satisfied from the proceeds received from that remarketing. The equity unit holders will not be required to make any additional cash payments in connection with the settlement.

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ONEOK, Inc. (NYSE: OKE) is a diversified energy company.  We are among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas.  We are a leader in the gathering, processing, storage and transportation of natural gas in the mid-continent region of the U.S. and own one of the nation's premier natural gas liquids (NGL) systems, connecting much of the NGL supply in the mid-continent with two key market centers.  Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.

ONEOK is the majority general partner of Northern Border Partners, L.P. (NYSE:NBP), one of the largest publicly-traded limited partnerships.  ONEOK is a Fortune 500 company.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

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